Exhibit 99.2
TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

TRANS1 INC.
Moderator: Mark Klausner
January 7, 2010
3:30 pm CT
Operator: Good day everyone and welcome to the TranS1 Investor conference call. This call is being recorded.
At this time for opening remarks and introductions, I would like to turn the call over to Mr. Mark Klausner with Westwood Partners. Please go ahead, sir.
Mark Klausner: Thanks operator. Joining us on today’s call are TranS1’s Chief Executive Officer, Rick Randall and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.
The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business I encourage you to

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

review the company’s filings with the Securities & Exchange Commission including its Annual Report on Form 10K for the year ended December 31, 2008.
With that it’s my pleasure to turn the call over to TranS1’s CEO Rick Randall.
Rick Randall: Thanks Mark. This afternoon, we announced that we expect revenues for the fourth quarter of 2009 to be in the range of $6.2 million to $6.3 million. These revenues are below our previously issued guidance of $6.7 to $7.2 million.
Similar to prior quarters, our results continue to be negatively impacted by concerns in the marketplace regarding physician reimbursement for our procedure.
US revenues of $5.9 million to $6 million in US case volume of approximately 550 procedures in the quarter declined compared to the third quarter of 2009.
International revenue was consistent with the third quarter of 2009.
Our US revenue continues to be negatively impacted by lower than expected case volumes as a result of continued concerns in the marketplace surrounding AxiaLIF physician reimbursement.
As we mentioned in our last call this change most greatly impacts our AxiaLIF 360 procedure where ours is the only procedure being performed. In cases where the procedure’s being performed in conjunction with other techniques or in complex cases we have seen a less pronounced impact on volumes.
As we discussed after the end of the third quarter, the challenge in reimbursement for our procedures is centered around the CPT code the physician uses to get paid for performing the AxiaLIF surgery.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

In 2008 most of our surgeons billed their payer based on an existing ALIF access code. Beginning in 2009 physicians transitioned billing to our — for our procedure to a category three tracking code. This change has increased the difficulty for physicians to get reimbursed for our product.
In particular many commercial payers view a category three code as experimental and thus will not pre-approve the procedure or will decline to pay for that code.
This uncertainty around availability or amount of reimbursement has caused some physicians to revert to other fusion surgeries were reimbursement is more certain.
We continue to be focused on both short and long term strategies to address the uncertainty around reimbursement. Our first line of defense is our sales force and reimbursement team who work with our surgeons addressing pre-authorization denials or non-coverage decisions as they arise.
We partner with our surgeons and help them work through their payer’s appeal process to try and secure coverage.
These small victories are important as each positive coverage decision makes it easier to secure payment for the next case. However they will not resolve the overall issue.
In addition, we have identified our most important local payers who have denied coverage and are attempting to educate them on our procedure and secure a positive coverage decision.
To this end, we recently held a focus group in the form of a payer advisory board made up of the medical directors from six key payers.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

At that meeting, three of our leading AxiaLIF surgeons presented the clinical case for our procedure. While we still have much follow-up to do, we learned a great deal from this focus group and have already started to act on the feedback and the way we approach the reimbursement process.
We look forward to updating you as we make further progress with the payer community.
Longer term, we’re working with the various societies including NASS, SRS, AAOS, and AANS/CNS to garner their support for a category one code for our procedure.
Once we have the support of the societies we will submit to the AMA for a category one code. As you know, this is a process that takes time and it remains uncertain when we will apply or receive a category one code.
Separately we continue to observe increasing interest in utilizing our procedure in complex multilevel spine cases like scoliosis and adult deformity where any single CPT code has little impact on what the surgeon is actually paid for the procedure.
We view recent adoption and rising interest among thought leaders in complex spine as encouraging incremental evidence of the company’s unique approach and effective technology.
We have educated our sales force on this unmet clinical need and continue to direct them to increase their focus on the surgeons who perform these multilevel procedures.
To that end on Saturday, January 16, we will host our first APSS deformity meeting in New York City. We currently have over 70 spine surgeons registered for the meeting. And importantly approximately 50 of these surgeons have never performed an AxiaLIF procedure.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

We remain convinced that the key advantages for our procedure including a favorable safety profile, robust clinical results, reduced OR time and faster recovery for patients will ultimately make this a successful procedure in the market.
We continue to believe that reimbursement is not an insurmountable problem for the continued adoption of our procedure. However it will take time to work through the reimbursement challenges that we face. In particular our direct to payer activities must be well thought out and orchestrated.
Before I open the call to questions, I’d like to comment briefly on two other announcements that we made today regarding the distribution deal we have signed for a minimally invasive pedicle screw system and the appointment of Ken Reali as President and Chief Operating Officer.
We recently signed a distribution agreement with Life Spine, a privately held full line spine company based outside of Chicago, Illinois to distribute their Avatar minimally invasive pedicle screw system.
The product is FDA cleared and currently being sold by Life Spine through its network of independent distributors.
As you know we currently manufacture and market a percutaneous facet screw system which is often used in our less complex fusion cases.
As our AxiaLIF device is used in more two level instability and deformity procedures, many surgeons will choose to use pedicle screws for posterior fixation.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Giving our direct sales force a competitive minimally invasive pedicle screw product should allow us to capture more revenue in the procedures where our technology is already being utilized.
While we are enthusiastic about this technology we intend to take a measured approach to introducing the device to our sales force.
We anticipate that we’ll execute a limited market release in the first quarter of 2010, and based on the feedback that we receive from our surgeons and salespeople, launch the product more broadly beginning in the second quarter of 2010.
Finally I’d like to comment on the appointment of Ken Reali as President and Chief Operating Officer. We are excited to have Ken join the team as he brings a wealth of orthopedic and spine experience from his time at Smith & Nephew and Stryker.
In particular Ken has directly relevant reimbursement spine marketing experience that will be helpful to us as we move forward.
Two thousand and ten is an important year for Ken, for TranS1 and Ken, adds significant depth and operating experience to our senior management team. Initially, he will be highly focused on working with us to combat our ongoing reimbursement challenges and to further develop our domestic sales and marketing efforts. I look forward to many of you having a chance to meet Ken this year.
With that, I’d like to close my prepared remarks and answer questions that you may have. Thank you for your time and continued interest in TranS1.
Operator: The question and answer session will be conducted electronically. If you would like to ask a question at this time, you may do so by pressing the star key followed by the digit 1 on your

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

touch-tone telephone. If you are using a speakerphone, please make sure the mute function is turned off to allow the signal to reach our equipment. Once again if you would like to ask a question at this time, please press star 1. We will pause for a moment to give everyone an opportunity to signal.
We will take our first question from Doug Schenkel with Cowen & Company. Please go ahead.
Doug Schenkel: Hi. Good afternoon.
Rick Randall: Hi Doug.
Doug Schenkel: Rick, did you — I may have misunderstood or not heard it right, but did you say the procedure volumes in the US were 500 in the quarter?
Rick Randall: Five-fifty, Doug.
Doug Schenkel: Five-fifty okay. So you declined by, I guess that’s you declined by about 50 sequentially if my model is correct in what is typically, you know, most companies in the States best seasonal quarter. You know, obviously a disappointment. I’m not trying to rub salt in the wound here but I just would love to get a little bit of clarity on, you know, what surprised you here. I mean was it the breadth of the slowdown meaning, you know, was it pretty widespread where you saw the slowdown? Were there specific practices where the slowdown was really pronounced?
And then I guess moving forward given that Q1 typically is a little bit weaker seasonally, is there any reason to think that things aren’t going to get a little bit weaker in the first quarter?
And, you know, I guess related to that, you know, are you at the point where you think you’re even close to bottoming out when it comes to procedure volumes?

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Rick Randall: Sure Doug. You’re correct. The fourth quarter has for us traditionally been a strong quarter. And as — to get a little more granular, as we were tracking through this and obviously since the reimbursement issue has been here now for three quarters in a substantial way we’ve been able to get, you know, develop some kind of a sense as to how this plays out and what the issues are and how they present themselves.
I think we didn’t really see anything different in October and November. And actually if you look at November was a short month. I think, you know, if you take the Thursday and Friday of Thanksgiving out it was like a 19 day month versus a, I think a 22 day October and a 22 day December.
On a case per day or revenue per day basis we we’re pretty consistent in during October and November and consistent with the prior quarter.
I guess the surprise we saw was in December. We saw a drop off on cases per day. And again traditionally December’s a little bit stronger because I believe we see with these elective procedures usually some kind of a bounce due to the insurance issues, you know, people with deductibles that are going to go away and getting their surgeries done, you know, at the end of the year.
And we just didn’t see that happen this year. And it has happened for us every year we’ve been commercial with this product.
Now we did see something early in the quarter. And in speaking with our Reimbursement Team last quarter we announced we have added to the team. And those people are in the field and obviously working with our customers.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

We did see that we had a rash of pre-authorization denials at a higher rate that started earlier in December. And it worked its way through December. It slowed down as we got toward the end of the month.
But our most of those denials were unusual in that they were involved in multilevel cases and typically cases where the AxiaLIF procedure was involved as well.
So I think there was some — there was quite a bit of noise around non-coverage decisions regarding AxiaLIF. And I think it caused what we saw last year with, you know, as folks were using the trademark AxiaLIF for their preauthorization process these procedures they typically would pre-authorize with the other ALIF codes and whatnot that goes into these multilevel cases. And AxiaLIF didn’t come up in the preauthorization context.
This time it did. And obviously we have a field force that had to deal with it. We have been dealing with it. The messages to pre-authorize just like you normally would don’t use trademarks use the codes. And you’re going to sail through.
So I think there was some competitive activity out there regarding the additional noise level. And I don’t know; I have no idea how many cases that cost us. We’ll never know that.
But to your question was there anything unusual? The only thing we saw in the quarter that flared up around that time in December was that issue. And December was the one month where we were surprised a little bit by the daily case count.
Doug Schenkel: Was that any chance you’d comment on whether that was more pronounced with any specific payers or in any specific regions?

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Rick Randall: Yes the — we saw again in speaking with our director of reimbursement, we saw it a little more pronounced in the West where frankly we’ve not had much in terms of the Southwest or California.
We had not had a lot of what I would say reimbursement issues there. That was one of the stronger regions when it comes to reimbursement noise.
We saw some in the Great Lakes although Great Lakes was a region that was up quarter over quarter. They had a strong quarter but we did see it pop-up in the Great Lakes which only makes me wonder what more we could have had there.
But and then it was scattered about the country. But we did see a little bit more of it in the Great Lakes region and the West Coast.
And one other thing I’d like to comment on you made a comment about Q1. Q1 has typically been again a strong quarter for — I mean in a normal year for TranS1 our strongest quarters are Q4 and then the sequential Q1.
And I’m — it’s way too early to predict and I’m not going to go there. We may be able to add more coverage — color on our next call. But typically that’s a good quarter for us. So I don’t think we’re — we were anticipating a seasonally slow quarter in Q1.
Doug Schenkel: Okay. And last real quick one and then I’ll get back in the queue. Have you noticed that there’s been any difference in reimbursement patterns if something — if a patient is, you know, diagnosed with a deformity or if it’s a spawned mutation or if it’s, you know, somebody who just has discogenic pain? You know, I’m just wondering if you’re having more success actually getting paid in more complex procedures or more complex diagnoses.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

And then I guess the second part to that would be is that, you know, is the success rate across those different types of diagnoses different whether you’re dealing with say, you know, an Aetna United, CIGNA, Humana, you know, any of the other big payers?
Rick Randall: Yes. You know, a reimbursement had we never received a category three code the only reimbursement discussion we probably would be having now is a trend on the part of payers in general, not any specific payers but payers in general.
And I don’t know if it’s tied to the economy or not, but a trend that we’ve seen over the last year to year and a half where the — we’ve seen more denials due to medical necessity. And the key issue with medical necessity when it comes to fusion is the payers want to be assured that the patient has instability in combination with back or leg pain.
Another way to look at it is it’s harder now for a patient who just has focal back pain to be authorized for a lumbar fusion. And I don’t think that has anything to do with TranS1 or our category three code. I think that’s a general trend in the marketplace.
Now I think a lot of surgeons are now getting more savvy and they’re doing a little more diagnostic work and whatnot to demonstrate instability and not be withheld a — in a clearance for treatment of the patient. But we still see medical necessity denials that have nothing to do with coding. And I think we’re seeing it — I know we’re seeing it at a higher rate than what we were seeing as let’s say a year ago.
Doug Schenkel: Okay. Thank you very much for taking all the questions.
Rick Randall: Thank you.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Operator: We will take our next question from Vincent Ricci with Wells Fargo Securities. Please go ahead.
Vince Ricci: Hey guys; how are you doing?
Rick Randall: Fine Vince. How are you?
Vince Ricci: Good, okay. I guess the first place I want to just kind of quickly step back. If we kind of look at your procedure ramp over the last — or excuse me, your revenue ramp or lack thereof over the last four quarters I mean Doug raises a great question that the trend is not very appealing and that we don’t know how to see a bottom.
I guess what the first question is going to be is how do you guys structure your sales force and your business accordingly so that you can at least get to a stable run rate?
Rick Randall: Well that’s a good question. Obviously we are looking and we spent quite a bit of time this week in looking at our sales force and matching it up against the business or the case utilization, our — the location of our physicians, the surgeons who are doing cases.
As I mentioned last quarter, you know, before the reimbursement challenge hit us we were adding people with an eye toward, you know, growing and adding salespeople with an eye toward growing the business and putting people into areas where we really had no customers with the hope that we could increase the customer base.
We’ve actually reduced our sales force to — from our all-time high to about I think were about 55 reps right now which is far below what we had anticipated and obviously put - bringing it in line with where the business is.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Going forward this is an ongoing process. The one commitment that we’ve made is, is that we’re, you know, we’re — we’ve got cash and we’re going to look to make that cash get through this issue.
And obviously as we bring more products on and we expand our product portfolio first with pedicle screws and then later in the year we hope to have other products that we’re going to reduce the sales force to make it leaner and better fit our existing business give all of our reps, you know, let them at least pay for themselves, get them in a position to pay for themselves and move this company toward profitability as we get a handle on this.
So we’re looking at the business. We’re watching the business. And as we see any further erosion or with the erosion we’ve already seen we are working as we speak, on putting the right size sales force together to, you know, to tailor it to the business.
Mike Luetkemeyer: And Vince this is Mike. It’s not just the sales force that we’re looking at. We’re looking at all of our expenses across the corporation department by department to try to rationalize how we make the cash that we have last until we work through this issue and come out the other side.
So, you know, I don’t want to leave you with the impression that it’s only the sales force that we’re — that we have a keen eye towards making leaner and meaner. The whole corporation’s going — is going through that.
Vince Ricci: Okay. I appreciate that. I’m going to ask you the nicer of the next two questions first. The first one is with this agreement with Life Spine how do we need to think about it?
I mean I understand it’s not going to be an immediate just drop in the bag for everybody. You have a way you want to stage it out.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

But I mean what’s the economics on it? And, you know, you guys have had a pretty simple model for us to follow. You basically track the procedures, your ASPs, it’s very simple going forward. It sounds like it’s going to get a lot more complex. And walk me through how we should be thinking about this.
Mike Luetkemeyer: Well Vince it really is a reseller arrangement. And, you know, I would tell you that the margin, the gross margin on a vanilla reseller arrangement like this one that we’ve just signed is in the range of 50%.
So it is going to get a little more complex in terms of forecasting what the impact is going to be on gross margins.
Remember we are rolling it out fairly slowly this year, limited release in the first quarter and depending on how that goes expanding it throughout the year.
But I wouldn’t expect it to be a, you know, a significant and material piece of the revenue in 2010. I mean you can do the math.
We’re our core business runs about an 82% gross margin. As I said the reseller arrangement is in the range of 50%. If it were 10% of our revenue it would have, you know, an impact of a couple of points on margin and we’d still be in the 79% to 80% margin as a total business.
But we’re not prepared at this point to forecast what percentage of the business it’s going to be in 2010. We’ll — let me leave it with it probably won’t be material in 2010. And if that changes we’ll certainly update you guys in future calls.
Rick Randall: Vince...

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Vince Ricci: Okay.
Rick Randall: ...just a little bit further on pricing just you have some sense on pricing.
Vince Ricci: That’d be great.
Rick Randall: We’ve — now it’s important for you to know that this product is a minimally invasive system. The product that Life Spine and their distributors have been selling up until NASS been only an open pedicle screw system.
We have no interest in a open pedicle screw system because frankly they wouldn’t use it with our product anyway.
And conversely most of the surgeries that the Life Spine or distributors are involved with are not minimally invasive operations. So hence the good fit between the two companies at this point in time.
So the pricing on the pedicle screws is pretty much in line with market for so called percutaneous or MIS pedicle screws.
At a single level operation, you’d expect about somewhere between $6000 to $8000 per level. Now there’s given the number of pedicle screw systems on the market there’s going to be, you know, more pricing pressure in this product line and there’s contracts, more contracts in place, something we’ve not had to deal with almost at all with AxiaLIF. But I think it’s consistent that the pricing range is about 6000 to 8000 on single level.
And then as you add levels to that it’s somewhere in the neighborhood of $1500 to $2000 per additional level.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Vince Ricci: Okay. That’s very helpful, so...
Rick Randall: So a single level AxiaLIF if they decide to back it up with, you know, with a pedicle screw system we’re now getting $8000 for the AxiaLIF. It’d be another 6000 to 8000. It’s an opportunity for us to almost double our revenue.
Our two level system is $1200, or $12,000 rather. And you could add another, you know, 75 to 10 — $7500 to $10,000 to that if we were able to have both products used in the operation.
Vince Ricci: Okay. Great so the more difficult part of the question that is as you guys said you would look at looking for other potential things to put in the bag.
You guys do have cash but you’re also facing decelerating revenues or declining revenues at this point.
I mean how do you increase that bag? You’ve just got the biggest product you could get from our knowledge of the space. How do you increase that bag and not go off message? I mean you guys have a very acute message and it doesn’t leave you a lot of wiggle room.
Rick Randall: Yes. I think there’s one genre of product that still is out there for us that offers a revenue potential with every case that we do. And that’s the bone grafting material that’s used with our technology.
Given the way that we deliver bone graft material there’s perhaps some opportunities there to tailor, make a bone graft material that would be an ease of use. Obviously it has to be efficacious.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

So that’s an opportunity for additional revenues again in the very same cases that we’re involved with today.
And then I think I had alluded to before in prior calls a product that we’re developing now that allows us to in a minimally invasive fashion adjunctive to our current procedure or separate from the AxiaLIF procedure move above four, five and deal with the lumbar spine and thoracic spine in a MIS fashion.
Now that product if all goes well with the development, that product will be an end of the year product at best. So it’s not a near term product but it is something that we hope to add to the bag.
And it will not take us off message. It will still put us smack dab in the middle of the MIS revolution here.
Vince Ricci: Okay great. And then I guess on the payer side I guess from an investor’s perspective you can’t swing a dead cat in this space without hitting some reimbursement issue. So can you talk to this first especially with newer technologies, has the hurdle for clinical data gone up? And if so how is that process working out towards getting paid?
Rick Randall: Yes. It’s — well therein lies — that’s the question. And what I’ve learned, and I really wasn’t asking for this education but I got it.
So what I learned having lived through it and we’re working through it, and it’s interesting because, you know, we had a number of customers this last quarter where there was an actual increase in cases, a sizable number of customers.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

And that’s attributed to the fact that even in this environment where there’s a number of non-coverage decisions or decisions where they’re clearly not covering the technology because they view it experimental, paying still is at the processing level.
And so there’s coverage decisions and then there’s working with the people who work for the insurance companies in a regional setting who processes and works everyday with the coders and the surgeons on their patients and their claims and their processing.
So what I’ve learned through this process is is that it — you can effectively regardless of the coverage decision, you can effectively get paid for the procedure. It just takes a lot more work. And once you start doing that you can get paid with some frequency.
So yes, at the national level there I think it’s harder. I think with all new technologies it used to be that if we made the product and we got it out there and if we could convince the hospital and if we could convince the surgeon to use it payment kind of came along with it.
I think the payers now are looking at — they’re setting their own criteria. They want to see data before they render any kind of universal coverage decision.
But then they’re — is still working with the patient, the patient’s needs at the payer level. And we’ve had a lot of success. And we have about a — it’s still running at about an 80% appeal rate for us right now where we are able to upon getting denial convince the payer that this is a better surgery or in some cases really the only surgery that’s applicable for that patient.
And you work through with these people the clinical aspect of why you’re doing it, why you prefer not to do the other surgery and you can work your way through it.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

So the ideal situation is to work at both ends. Obviously we’re working the ground war right now and that’s at the payer level.
And Mike calls it the whack a mole game. You know, every time you knock one down if you think you’ve made some gains and the customer’s comfortable and they’re back doing the cases and getting most of those cases back, another customer pops up where you’ve got an issue and you have to go through the process.
Well we continue to do that with all of our payers and deal with these things as we come up as it comes up. But ultimately yes, I think companies need to work more directly with the payers and there’s definitely a higher bar. Although they don’t clearly state what that bar is, there is a higher bar that has to be threshold involving clinical data.
And that’s — we’re working that part of it. But as I mentioned in the earlier part of the conversation, we have to be very careful and thoughtful as to how we do that.
It started with the payer advisory group to give some sense of a process or a track to follow. And we’ll keep you updated as we do more of that.
Vince Ricci: Okay great. And I just — the follow-on to that is I guess what is the motivation for the — in your mind for the payers to do this to provide across-the-board supply more pressure? Because it seems like an open procedure which would be the alternative is more cost to them.
So is it an issue with data or is it an issue with just be more stringent in their processes? I mean what do you think is driving it?
Rick Randall: Well I’ll tell you what I think. And I think first of all anytime you talk to a payer about a back pain operation, that’s an area where there’s a lot of skepticism to begin with.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

I think there’s a general feeling that a lot of back pain surgeries ultimately don’t work or they work for a very short period of time.
So I think in general I would characterize payers as not looking for a new back pain operation to pay for.
However at — it was clear to me participating in this advisory board that once you make a — and we had again three surgeons who made a very broad presentation process covering all of the clinical indications and citing much of the clinical data that’s out there with this operation.
Once they see the operation, they understand the operation, they understand the benefits and they hear from some ethical well-known surgeons they view it — they do view it a little bit differently.
But I think the initial hurdle is just that. It’s a back pain spine surgery operation. If they’ve got a chance to not take a position and pay for it that’s a safe place to start.
And then it’s going to require, you know, a fair amount of work to convince them and provide the data and all the support data to convince them that they should pay for it.
And I think customers or patients need to get involved with that as well. So it’s — this is I think a fairly new process for most medical device companies. But I think we’re — it’s something that we’re going to see more of not just in spine but in other areas as well.
Vince Ricci: Okay great. And I apologize for being a little bit monopolistic with your time, but my last question is could you just walk us through the strategy with how Ken is going to be contributing to the infrastructure because that seems a bit of an interesting announcement to us and probably...

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Rick Randall: Sure.
Vince Ricci: ...would like a better idea of what’s going on there?
Rick Randall: Well for some time at TranS1 we felt that as the company grew we needed to broaden and deepen our management team.
And I think it’s a, you know, it’s a classic you have a management team that largely was here through the infancy of the company through the early commercial stages. And now we’re transitioning to broadening the company beyond a single technology and building a larger commercial franchise and frankly a commercial franchise that we feel we need to manage as if we’re going to be a standalone company for some time especially as we add more products and whatnot.
I think that even makes it more likely that we would be managing this company for some time.
And then when you add in the work that — the additional work that’s involved when you go through difficult times like this and you have other distractions and other things that you have to deal with and things that you have to manage it basically there was an awful lot of work spread out amongst a few people.
So given our longer term plan for the company, our strategic plan on how we’d eventually transition and build the infrastructure and the management of the company it made sense to us to bring in someone of Ken’s experience and put him in that position.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

Ken has worked at small — a small company or a small division of a larger company. But he’s also worked at a much larger company with much larger revenues than TranS1. And he has an experience that I don’t have and other folks here at the company don’t have.
So by bringing Ken in we’re — obviously he’s going to have the sales and marketing efforts, the R&D efforts under him, the operation efforts. We’re going to collectively focus on reimbursement because there’s an awful lot that needs to be done there.
And then I’m going to also focus more on the strategic planning side of it. Finance will be under my domain and business development remains under my domain.
So there’s a lot of collaboration and a little bit of dividing and conquering. But we frankly we needed the help. We needed the depth and we need to prepare the company for the long term future. And we’re pleased that we could get a guy like Ken. I look forward to you meeting him.
Vince Ricci: Great. And thank you very much guys.
Rick Randall: Thank you Vince.
Operator: And we’ll take our next question from Matt Miksic with Piper Jaffray. Please go ahead.
Matt Miksic: Hey how’s it going guys?
Rick Randall: Hi Matt.
Matt Miksic: Thanks for taking our questions. So I think we’ve covered a lot of ground. There’s no need to beat any of these issues to death I don’t think based on the announcement you’ve made so far.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

I did have one question on adverse event rate. I remember you talking about how that element of the AxiaLIF story was resonating pretty well with payers given that your rates are so low compared to some of the other more conventional approaches.
Where are you with that? Is that still the case? You know, is that helping at all or will it help or how might it help move things along regionally or more broadly with payment?
Rick Randall: Well I think it resonates with payers. And I think one of the things that the payer group that we met with noticed was the lower — I mean when three surgeons tell you this is a safer operation and their adverse events are lower and we’ve not had any permanent complications and our re-operation rate is lower et cetera, that catches their attention.
We had thought at one time we may be able to use that in some kind of a program to, you know, to actually work with them to get a preferred treatment or to negotiate some kind of a coverage decision.
I think in the biotech arena in the pharmaceutical arena and to a lesser extent in medical devices there have been some risk sharing type programs put together.
But in general I think they’ve been hard to administrate. So I don’t think that’s at least the way we view it now, a real viable option. But it does catch their attention.
They know they spend, payers know they spend a great deal of money if a patient has to come back and have a reoperation or if they have a deep bone infection that takes months to deal that are more common with open surgeries and less common with so-called minimally invasive surgeries, they get all of that.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

So that’s something we need to continue to articulate to them and measure for them in hopes of moving them to cover this product. And so measuring...
Matt Miksic: Okay.
Rick Randall: ...that from a data standpoint any, you know, any further clinical studies or publications that we put together, it would be helpful if we include that as well because that has a direct effect on their costs.
Matt Miksic: Okay. So important but not going to be the thing that kind of tips the scale in the near term it sounds like?
Rick Randall: No, no I don’t think so.
Matt Miksic: So and then just one other follow-up on your comments earlier about deformity and the opportunity there. You’re hosting a meeting in New York.
Maybe if we — I know you’re struggling to figure out and we’re struggling to figure out where exactly the business stabilizes sequentially if we’re close to that or if we have further down to go or, you know, where that is.
With that in mind when do you think you start to see some of the benefits of your efforts in — on the deformity side? As folks come to meetings like this is it a couple of quarters down the road that they start to do more of these procedures? Is it the back half of this year? When do you think — how should we think about that?
Rick Randall: Well it’s hard to really tell. But I do think we have a little bit of history of — we have five years of history of introducing a surgeon to a new concept and then working them through to the point

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

where in general the volume starts to — they start to use the technology with any frequency. So I see no reason why this group wouldn’t behave in a similar fashion in general.
So we have this group this group of scoliosis surgeons who as I mentioned in our last call they have not been our customer base. They were the maximally invasive spine surgeons but all of that is now shifting and shifting fairly quickly especially with the adult scoliosis patient set.
And we were fortunate to have Dr. Boachie who is a, you know, the past president of SRS who has adopted this technology agreed to be the chairman of this upcoming meeting. And having his name associated with it and having the faculty that we’ve been able to put together has in very short order we set a goal to have 30 some odd surgeons at this meeting. We really didn’t get a start on it. We came up with the idea I believe in early November.
By the time we were able to put a piece together, a faculty and a venue, it wasn’t until mid to late November before we started to let people know about the meeting. And the meeting was scheduled for the week, that weekend in January 16.
And so we now are at 70 some odd participants and nine faculty members. And we also targeted the deformity surgeons who do these patients, treat these patients. And like I mentioned 50 of the 70 have not operated using this procedure.
We also have a cohort who would have used this procedure and now they’re willing and interested in getting involved with deformity which we see as a market trend.
Some surgeons who typically have or historically have treated degenerative disc disease now feel that they’ve garnered the experience with lateral approaches and AxiaLIF approaches they’re broadening their patient base. So we’re getting a little bit of a crossover effect.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

So for the non-users what would we expect? Well our goal is to get them very interested based on the data at the clinical experience from several users they’re going to see in a couple of weeks.
And then we have set up there’s going to be some hands on training there. But we have two follow-up labs in two different cities in the country where we’re trying to bring these people in for full-blown cadaver and training labs with a goal then to move them to treating cases.
So the hope is that they go to the case that in the next two or three months after they go to the course rather two to three months after they will have been formally fully trained and they’re looking for their first cases.
And then I would expect that what we typically see is we see surgeons treat maybe one or two patients, kind of watch how they those patients do. And then they may take a month off. They may take two months off and then you start to see more patients come on board. And then the frequency starts to — we start to see the frequency tighten.
So it’s that kind of an adoption process. That’s what we’ve experienced with all of our users. I see no reason why it would be any different with this group.
You’ll typically have a few breakout folks who if it’s good enough for Dr. Boachie they train and they jump on board and they start doing it with high frequency. But I don’t think that would be — that would be a majority not the majority of the surgeons.
I don’t know if that’s helpful Matt but that’s how we kind of view this rolling out.

TRANS1, INC.
Moderator: Mark Klausner
01-07-10/3:30 pm CT
Confirmation # 5612794

And we’ve got a good group starting, you know, the week after next to focus on and move along. And obviously we’re very motivated to do that because in these cases we don’t seem to have the reimbursement issues we have with degenerative disease.
Matt Miksic: That is helpful. So I think again we’ve covered a lot of this stuff already so I’ll jump off and see if there’s anyone else with questions. But thank you Rick for taking the questions.
Rick Randall: Thank you.
Operator: And gentlemen, at this time, there are no further questions. Mr. Randall, I will turn the call back over to you for any closing comments.
Rick Randall: Okay. Well thank you for attending this conference. I apologize if you had trouble getting in. I understand there was a wrong number and somehow we got the wrong number in the press release. But it will be replayed and we will be back at it I think at the end of February for a further update. Happy New Year to everyone and we look forward to speaking soon. Thank you.
Operator: This will conclude today’s conference call. We thank you for your participation.
END